STATE OF NEVADA
ROSS MILLER Secretary of State		Commercial Recordings Division 202 N. Carson Street Carson City. NV 89701-4069 Telephone (775) 684-5708 Fax (775) 684-7138
SCOTT W.ANDERSON Deputy Secretary For Commercial Recordings	OFFICE OF THE SECRETARY OF STATE

DONNA S MOORE		Job:C20111110-0845 November 10, 2011

Special Handling Instructions:

EMAILED 11/10/11 – RSS

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendent	20110803203-20	11/10/2011 8:55:55 AM	1	$175.00	$175.00
Total					$175.00

Payments

Type	Description	Amount
Credit	06578P|11111014901086	$175.00
Total		$175.00

Credit Balance $0.00

Job Contents:
File Stamped Copy(s):	1

DONNA S MOORE

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Cerificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

DIGNYTE, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE VI – CAPTIAL STOCK

Section 1 thereof – has been amended to increase the authorized capital from 35,000,000 par value shares valued at $0.001 to 110,000,000 par value shares valued at $0.001 per share.

 The 110,000,000 par value shares valued at $0.001 shall result in the total authorised capital being amended to $110,000,000.

 The 110,000,000 par value $0.001 shares shall be allocate as follows:

1.  100,000,000 shares of Common Stock with par value of $0.001 per share, and

2.  10,000,000 shares of Preferred Stock with par value of $0.001 per share.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

100%

4.  Effective date and time of filing: (optional)    Date:        Time:

(must not be later than 90 days after the certificate is filed)

5.  Signature: (required)

Signature of officer

*If any proposed amendment would alter or change any preference or any relative or other night given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees	Nevada Secretary of State Amend Profit-After
Revised: 8-31-11